Exhibit 21.1
Micrel Incorporated
List of Subsidiaries

Subsidiary	Jurisdiction of Organization
Micrel International, Inc.	Delaware
Micrel Semiconductor (UK) Limited	United Kingdom
Micrel Semiconductor Japan K.K.	Japan
Micrel Semiconductor GMBH	Germany
Micrel Semiconductor France	France
Micrel Semiconductor Taiwan, Limited	Taiwan
Micrel Semiconductor Hong Kong, Limited	Hong Kong
Micrel Semiconductor New Zealand	New Zealand
Micrel Semiconductor (Spain) SRL	Spain
Micrel SDN BHD	Malaysia
Micrel PTE Ltd	Singapore
Micrel Norway AS	Norway
Micrel (Shanghai) Incorporated	China